Exhibit 99.1

NYSE: TRV

Travelers Reports Fourth Quarter Net Income of $304 Million or $0.78 per Diluted Share After Catastrophe Losses of $689 Million After-tax, Including Storm Sandy, or $1.78 Per Diluted Share

Full Year Net Income of $2.5 Billion and Return on Equity and Operating Return on Equity of 9.8% and 11.0%, Respectively

•             Fourth quarter operating income of $278 million or $0.72 per diluted share.

•             Substantial improvement in underlying underwriting margin.

•             Strong net investment income attributable to alternative investment returns.

•             Written rate gains strong in all segments, with renewal rate change of approximately 8% in Business Insurance.

•             Book value per share of $67.31, up 8% from year-end 2011.

•             Repurchased 5.4 million shares for $400 million in the quarter and 22.4 million shares for $1.450 billion in the full year.

•             Board of Directors approved quarterly dividend per share of $0.46.

New York, January 22, 2013 – The Travelers Companies, Inc. today reported net income of $304 million, or $0.78 per diluted share, for the quarter ended December 31, 2012, compared to $618 million, or $1.51 per diluted share, in the prior year quarter. Operating income in the current quarter was $278 million, or $0.72 per diluted share, compared to $609 million, or $1.48 per diluted share, in the prior year quarter. The decrease in net and operating income in the current quarter compared to the prior year quarter resulted from the after-tax impact of higher catastrophe losses, partially offset by higher underlying underwriting margins and higher net favorable prior year reserve development. Catastrophe losses in the current quarter were $689 million after-tax ($1.054 billion pre-tax), including losses resulting from Storm Sandy of $669 million after-tax ($1.024 billion pre-tax), compared to $68 million after-tax ($102 million pre-tax) in the prior year quarter.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended December 31,				Twelve Months Ended December 31,
except for premiums & revenues)	2012	2011	Change		2012	2011	Change
Net written premiums	$5,385	$5,261	2%		$22,447	$22,187	1%

Total revenues	$6,477	$6,373	2		$25,740	$25,446	1

Operating income	$278	$609	(54)		$2,441	$1,390	76
per diluted share	$0.72	$1.48	(51)		$6.21	$3.28	89
Net income	$304	$618	(51)		$2,473	$1,426	73
per diluted share	$0.78	$1.51	(48)		$6.30	$3.36	88

Diluted weighted average shares outstanding	385.3	407.0	(5)		389.8	420.5	(7)

GAAP combined ratio	105.4%	95.9%	9.5	pts	97.1%	105.1%	(8.0	)pts

Operating return on equity	5.0%	11.1%	(6.1	)pts	11.0%	6.1%	4.9	pts
Return on equity	4.7%	10.0%	(5.3	)pts	9.8%	5.7%	4.1	pts

	As of December 31,
	2012	2011	Change
Book value per share	$67.31	$62.32	8%
Adjusted book value per share	$59.09	$55.01	7

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased with our fourth quarter results, as well as our full year results, particularly in light of Storm Sandy,” commented Jay Fishman, Chairman and Chief Executive Officer.  “Our full year operating income was $2.4 billion, which included $1.2 billion in after-tax catastrophe losses, compared to operating income of $1.4 billion in the prior year, which included $1.7 billion in after-tax catastrophe losses. In addition to the lower level of catastrophe losses, higher underlying underwriting margins contributed significantly to the year over year improvement.  The underlying underwriting margins improved in each of our businesses, attributable to improved non-catastrophe weather-related losses and the significant pricing gains we have been realizing. Our high quality investment portfolio continued to perform very well. Finally, in light of the overall economic environment, we remained highly disciplined in managing our expenses but continue to invest strategically in our businesses where appropriate.

“We are very encouraged by pricing trends across all three business segments. Renewal rate change in Business Insurance was approximately 8%, up from nearly 6% in the fourth quarter of last year and consistent with recent quarters.  Renewal rate change in Financial, Professional and International Insurance improved to 4%, and we once again achieved double-digit pricing improvements in Personal Insurance.

“Given the continued low interest rate environment and uncertain weather patterns, we will continue to seek improved pricing. In addition, we remain committed to returning excess capital to shareholders, and in that regard we are especially pleased that notwithstanding the high level of catastrophe losses we again experienced in 2012, we were able to return more than $2.1 billion to shareholders through dividends and share repurchases.

“This was another year in which unusual severe weather events affected many of our customers, and we remain committed to delivering on our promise of helping them restore their lives. Our entire Claim organization has again been called upon to work under difficult circumstances and has responded with their customary care and professionalism. We are deeply appreciative for all that they have done over these difficult months to make sure Travelers does it right,” concluded Fishman.

Fourth Quarter 2012 Consolidated Results

	Three Months Ended December 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(338)		$187		$(232)	$115
Underwriting gain (loss) includes:
Net favorable prior year reserve development	222		126		146	83
Catastrophes, net of reinsurance	(1,054)		(102)		(689)	(68)

Net investment income	689		652		556	541

Other, including interest expense	(79)		(75)		(46)	(47)
Operating income	272		764		278	609
Net realized investment gains	39		14		26	9
Income before income taxes	$311		$778
Net income					$304	$618

GAAP combined ratio	105.4%		95.9%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	104.6%		95.1%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.0	)pts	(2.3	)pts
Catastrophes, net of reinsurance	18.7	pts	1.8	pts

Operating income of $278 million after-tax decreased $331 million from the prior year quarter due to a $347 million after-tax decrease in the underwriting results, reflecting the after-tax impact of higher catastrophe losses that were partially offset by higher underlying underwriting margins (which excludes net favorable prior year reserve development and catastrophe losses) and higher net favorable prior year reserve development.

The underwriting results in the current quarter reflected a GAAP combined ratio of 105.4 percent, as compared to 95.9 percent in the prior year quarter. This increase of 9.5 points in the combined ratio resulted from higher catastrophe losses (16.9 points), partially offset by higher underlying underwriting margins (5.7 points) and higher net favorable prior year reserve development (1.7 points). Catastrophe losses in the current quarter were mostly due to Storm Sandy. Net favorable prior year reserve development in the current quarter occurred in all three business segments.

The current quarter underlying GAAP combined ratio was 90.7 percent (which excludes net favorable prior year reserve development and catastrophe losses) as compared to 96.4 percent in the prior year quarter.  This improvement of 5.7 points primarily resulted from lower non-weather related property losses in Personal Insurance and earned rate increases exceeding loss cost trends in all three business segments.

Total revenues of $6.477 billion in the current quarter increased 2 percent from the prior year quarter. Within total revenues, net investment income of $689 million increased $37 million from the prior year quarter due to private equity performance in the non-fixed income portfolio, partially offset by a slight reduction in fixed income returns due to lower reinvestment rates.

Net written premiums of $5.385 billion in the current quarter increased 2 percent from the prior year quarter. Renewal rate gains continued across all segments.  Retention rates remained strong across all three business segments and were generally consistent with recent quarters. New business volumes in Business Insurance increased slightly from the prior year quarter but decreased in Financial, Professional & International Insurance and Personal Insurance. Net written premiums in Business Insurance also benefited from continued positive exposure change at renewal, as well as a modestly higher level of positive audit premiums compared to the prior year quarter.

Capital Management

“Our cash position remained strong as we ended the year with holding company liquidity of $2.0 billion,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer.  “Even with the elevated claim payments related to Storm Sandy and a discretionary contribution of $150 million to our qualified pension plan to maintain our high funding ratio, operating cash flows were over $450 million in the quarter. Further, we repurchased 5.4 million shares for $400 million, and dividends were $178 million during the quarter, bringing the full year total capital returned to shareholders to more than $2.1 billion.”

During full year 2012, the company repurchased 22.4 million common shares under its existing share repurchase authorization at a total cost of $1.450 billion, leaving $2.159 billion of capacity under that authorization for future share repurchases. Shareholders’ equity was $25.405 billion at year-end 2012, a 4 percent increase from the end of the prior year. Included in shareholders’ equity at year-end 2012 were after-tax net unrealized investment gains of $3.103 billion, compared to $2.871 billion at year-end 2011. Statutory surplus was $20.048 billion, a 5 percent increase from the beginning of the year. The company’s debt-to-capital ratio (excluding after-tax net unrealized investment gains) was 22.2 percent, well within its target range.

The Board of Directors declared a quarterly dividend of $0.46 per share. This dividend is payable March 29, 2013, to shareholders of record as of the close of business on March 8, 2013.

Business Insurance Segment Financial Results

“We were pleased with the profitability in Business Insurance, particularly in light of Storm Sandy,” commented Brian MacLean, President and Chief Operating Officer.  “We were especially pleased that the underlying combined ratio improved over 4 points from the prior year quarter driven primarily by earned rate increases which exceeded loss cost trends. Written rate gains were between 6% and 10% across all lines, led by Workers’ Compensation and Commercial Auto, with stable retentions and slightly improved new business levels. Going forward we will continue to execute on our targeted pricing strategy to further improve underwriting margins.”

	Three Months Ended December 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(119)		$106		$(82)	$63
Underwriting gain (loss) includes:
Net favorable prior year reserve development	120		49		78	32
Catastrophes, net of reinsurance	(439)		(14)		(285)	(9)

Net investment income	498		457		402	379

Other	9		4		6	3

Operating income	$388		$567		$326	$445

GAAP combined ratio	103.5%		95.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.0	)pts	(1.7	)pts
Catastrophes, net of reinsurance	14.7	pts	0.5	pts

Operating income of $326 million after-tax decreased $119 million from the prior year quarter due to a $145 million after-tax decrease in the underwriting results, reflecting the after-tax impact of higher catastrophe losses that were partially offset by higher underlying underwriting margins and higher net favorable prior year reserve development.

The underwriting results in the current quarter reflected a GAAP combined ratio of 103.5 percent, as compared to 95.8 percent in the prior year quarter. This increase of 7.7 points in the combined ratio resulted from higher catastrophe losses (14.2 points), partially offset by higher underlying underwriting margins (4.2 points) and higher net favorable prior year reserve development (2.3 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience related to 2011 catastrophes as well as lower than expected claim department expenses.

The current quarter underlying GAAP combined ratio was 92.8 percent, as compared to 97.0 percent in the prior year quarter. This improvement of 4.2 points primarily resulted from earned rate increases exceeding loss cost trends.

Business Insurance net written premiums of $2.784 billion in the current quarter increased 6 percent from the prior year quarter primarily driven by continued increases in renewal rate change. Retention rates remained strong, and new business volumes increased slightly from the prior year quarter. Net written premiums also benefited from continued positive exposure change at renewal, as well as a modestly higher level of positive audit premiums compared to the prior year quarter.

Select Accounts

•             Net written premiums of $657 million increased 1 percent from the prior year quarter primarily due to higher renewal premium change.

•             Renewal premium change was positive and driven by continued strong renewal rate change.

•             Retention rates increased from the prior year quarter driven by higher retention rates for larger accounts.

•             New business volumes decreased from the prior year quarter.

Commercial Accounts

•             Net written premiums of $718 million increased 8 percent from the prior year quarter primarily due to higher renewal premium change.

•             Renewal premium change was positive and driven by continued strong renewal rate change.

•             Retention rates remained at a high level and increased from the prior year quarter.

•             New business volumes increased significantly from the prior year quarter.

Other Business Insurance

Includes Industry-Focused Underwriting, Target Risk Underwriting and Specialized Distribution

•             Net written premiums of $1.166 billion increased 6 percent from the prior year quarter primarily due to higher renewal premium change.

•             Renewal premium change was positive and driven by continued strong renewal rate change.

•             Retention rates remained at a high level and increased from the prior year quarter.

•             New business volumes decreased slightly from the prior year quarter.

National Accounts

•             Net written premiums of $244 million increased 18 percent from the prior year quarter due to higher new business volumes and increased renewal premium change driven by payroll exposure growth, as well as favorable prior year audit and retro premium. In addition, growing workers’ compensation residual market pools contributed to our premium growth.

Financial, Professional & International Insurance Segment Financial Results

“In Financial, Professional & International Insurance, we continued to see favorable trends in the underlying combined ratio in both our Management Liability and International businesses,” commented MacLean.  “The underlying combined ratio improved by 2.6 points quarter over quarter driven by a 4.3 point improvement in the underlying loss ratio.  Net written premiums in the segment increased 2% in the quarter, primarily driven by a 6% increase in net written premiums in the International business. Written rate in the Management Liability business improved to almost 8% in the quarter, driving an overall rate increase of 4% in the segment.”

	Three Months Ended December 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain	$88		$97		$50	$63
Underwriting gain includes:
Net favorable prior year reserve development	69		72		46	48
Catastrophes, net of reinsurance	(45)		(17)		(34)	(13)

Net investment income	95		102		77	85

Other	5		7		4	4

Operating income	$188		$206		$131	$152

GAAP combined ratio	88.3%		87.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.1	)pts	(9.0	)pts
Catastrophes, net of reinsurance	5.9	pts	2.2	pts

Operating income of $131 million after-tax decreased $21 million from the prior year quarter mostly due to a $13 million after-tax decrease in the underwriting gain, reflecting the after-tax impact of higher catastrophe losses that were partially offset by higher underlying underwriting margins.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 88.3 percent, as compared to 87.3 percent in the prior year quarter. This increase of 1.0 point in the combined ratio resulted from higher catastrophe losses (3.7 points), partially offset by higher underlying underwriting margins (2.6 points). Also included in the current quarter underwriting gain was net favorable prior year reserve development which primarily resulted from better than expected loss experience in the Surety business for accident years 2007-2008 and the Management Liability business for accident year 2007 and prior within Bond & Financial Products, as well as several lines of business within International.

The current quarter underlying GAAP combined ratio was 91.5 percent, as compared to 94.1 percent in the prior year quarter. This improvement of 2.6 points primarily resulted from a lower level of large losses as well as earned rate increases exceeding loss cost trends, partially offset by an increase in the expense ratio mostly due to lower earned premiums.

Financial, Professional & International Insurance net written premiums of $808 million increased 2 percent from the prior year quarter primarily driven by International.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are generally sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $514 million were approximately the same as the prior year quarter as growth in Management Liability was offset by lower construction surety production due to the continued low levels of government construction spending.

•             Renewal premium change remained positive and continued to increase from recent quarters due to positive renewal rate change, partially offset by lower insured exposures.

•             Retention rates remained strong and generally consistent with recent quarters.

•             New business volumes decreased from the prior year quarter.

International

•             Net written premiums of $294 million increased 6 percent from the prior year quarter (4 percent adjusting for the impact of changes in foreign exchange rates) primarily due to somewhat lower levels of ceded premium and growth in the United Kingdom, partially offset by lower surety production in Canada.

•             Renewal premium change was slightly negative due to lower insured exposures.

•             Retention rates improved from the prior year quarter.

•             New business volumes increased from the prior year quarter.

Personal Insurance Segment Financial Results

“In Personal Insurance, both Auto and Homeowners results were significantly impacted by catastrophe losses,” commented MacLean. “While we were very pleased with our Homeowners results given Storm Sandy, we remain concerned about uncertain weather patterns and we will continue to seek improved pricing, terms and conditions. In Auto, although we are not yet satisfied with our results due to continued elevated severity, rate gains are now exceeding our current view of loss trends and, all other things being the same, we anticipate improving margins.”

	Three Months Ended December 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(307)		$(16)		$(200)	$(11)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	33		5		22	3
Catastrophes, net of reinsurance	(570)		(71)		(370)	(46)

Net investment income	96		93		77	77

Other	14		17		9	11

Operating income (loss)	$(197)		$94		$(114)	$77

GAAP combined ratio	115.2%		99.8%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	113.1%		97.4%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.8	)pts	(0.3	)pts
Catastrophes, net of reinsurance	30.1	pts	3.7	pts

After-tax operating results decreased $191 million from the prior year quarter mostly due to a $189 million after-tax decrease in underwriting results, reflecting the after-tax impact of higher catastrophe losses that were partially offset by higher underlying underwriting margins and higher net favorable prior year reserve development.

The underwriting results in the current quarter reflected a GAAP combined ratio of 115.2 percent, as compared to 99.8 percent in the prior year quarter. This increase of 15.4 points in the combined ratio was primarily due to higher catastrophe losses (26.4 points), partially offset by higher underlying underwriting margins (9.5 points) and higher net favorable prior year reserve development (1.5 points). The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in Homeowners & Other attributable to catastrophe and non-catastrophe losses incurred in 2011 and in the umbrella line of business for accident years 2008-2011.

The current quarter underlying GAAP combined ratio was 86.9 percent, as compared to 96.4 percent in the prior year quarter. This improvement of 9.5 points was primarily due to lower non-weather related property losses, lower non-catastrophe weather-related losses and earned rate increases exceeding loss cost trends.

Personal Insurance net written premiums of $1.793 billion decreased 3 percent from the prior year quarter primarily due to lower new business volumes, largely as a result of the company’s pricing strategy, increasing deductibles and other profitability improvement initiatives.

Agency Automobile and Agency Homeowners & Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $822 million decreased 6 percent from the prior year quarter.

•             Policies in force decreased 9 percent from the prior year quarter.

•             Renewal premium change remained positive and continued to increase from recent quarters.

•             Retention rates remained strong and generally consistent with recent quarters.

•             New business volumes decreased from the prior year quarter.

Agency Homeowners & Other

•             Net written premiums of $934 million decreased 1 percent from the prior year quarter.

•             Policies in force decreased 7 percent from the prior year quarter.

•             Renewal premium change remained positive and continued to increase from recent quarters.

•             Retention rates remained very strong and consistent with recent quarters.

•             New business volumes decreased from the prior year quarter.

Full Year 2012 Consolidated Financial Results

	Twelve Months Ended December 31,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$507		$(1,266)		$296	$(745)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	940		715		622	473
Catastrophes, net of reinsurance	(1,862)		(2,562)		(1,214)	(1,669)
Resolution of prior year tax matters						100

Net investment income	2,889		2,879		2,316	2,330

Other, including interest expense	(281)		(316)		(171)	(195)
Other also includes:
Resolution of prior year tax matters						4

Operating income	3,115		1,297		2,441	1,390
Net realized investment gains	51		55		32	36
Income before income taxes	$3,166		$1,352
Net income					$2,473	$1,426

GAAP combined ratio	97.1%		105.1%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	96.3%		104.2%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.2	)pts	(3.2	)pts
Catastrophes, net of reinsurance	8.3	pts	11.6	pts

Operating income of $2.441 billion after-tax increased $1.051 billion from the prior year mostly due to a $1.041 billion after-tax improvement in underwriting results, reflecting the after-tax impact of lower catastrophe losses, higher underlying underwriting margins and higher net favorable prior year reserve development.

The underwriting gain in the current year reflected a GAAP combined ratio of 97.1 percent, as compared to 105.1 percent in the prior year period. This improvement of 8.0 points in the combined ratio was due to higher underlying underwriting margins (3.7 points), lower catastrophe losses (3.3 points) and higher net favorable prior year reserve development (1.0 point).

The current year underlying GAAP combined ratio was 93.0 percent, as compared to 96.7 percent in the prior year period. This improvement of 3.7 points primarily resulted from lower non-catastrophe weather-related losses as well as earned rate increases exceeding loss cost trends.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 22, 2013. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis through Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, strategies to improve profitability, expected margin improvement, future pension plan contributions and the potential impact of investment markets, and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes, and its profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  any net deferred tax asset could be adversely affected by a reduction in the U.S. Federal corporate income tax rate;

•                  other changes to tax laws could adversely impact our investment portfolio or operating results;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, common share price, catastrophe losses, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends and Net Income less Preferred Dividends to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2012	2011	2012	2011

Operating income, less preferred dividends	$278	$609	$2,441	$1,389
Preferred dividends	—	—	—	1
Operating income	278	609	2,441	1,390
Net realized investment gains	26	9	32	36
Net income	$304	$618	$2,473	$1,426

Net income, less preferred dividends	$304	$618	$2,473	$1,425
Preferred dividends	—	—	—	1
Net income	$304	$618	$2,473	$1,426

	Twelve Months Ended December 31,
($ in millions, after-tax)	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	1	3	3	4	4	5	6
Operating income	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	36	173	22	(271)	101	8	35
Income from continuing operations	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	(439)
Net income	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Basic earnings per share
Operating income	$0.72	$1.50	$6.27	$3.31
Net realized investment gains	0.07	0.02	0.08	0.09
Net income	$0.79	$1.52	$6.35	$3.40

Diluted earnings per share
Operating income	$0.72	$1.48	$6.21	$3.28
Net realized investment gains	0.06	0.03	0.09	0.08
Net income	$0.78	$1.51	$6.30	$3.36

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2012	2011	2012	2011

Business Insurance	$326	$445	$1,843	$1,354
Financial, Professional & International Insurance	131	152	642	647
Personal Insurance	(114)	77	217	(332)
Total segment operating income	343	674	2,702	1,669
Interest Expense and Other	(65)	(65)	(261)	(279)
Total operating income	$278	$609	$2,441	$1,390

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of December 31,
($ in millions)	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2012	2011	2012	2011

Annualized operating income, less preferred dividends	$1,111	$2,437	$2,441	$1,389
Adjusted average shareholders’ equity	22,433	22,053	22,158	22,806
Operating return on equity	5.0%	11.1%	11.0%	6.1%

Annualized net income, less preferred dividends	$1,215	$2,472	$2,473	$1,425
Average shareholders’ equity	25,655	24,825	25,192	25,075
Return on equity	4.7%	10.0%	9.8%	5.7%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through December 31, 2012

	Twelve Months Ended December 31,
($ in millions)	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through December 31, 2012	12.8%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax except as noted)	2012	2011	2012	2011

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$494	$163	$1,429	$581
Pre-tax impact of catastrophes	(1,054)	(102)	(1,862)	(2,562)
Pre-tax impact of net favorable prior year loss reserve development	222	126	940	715
Pre-tax underwriting gain (loss)	(338)	187	507	(1,266)
Income tax expense (benefit) on underwriting results	(106)	72	211	(521)
Underwriting gain (loss)	(232)	115	296	(745)
Net investment income	556	541	2,316	2,330
Other, including interest expense	(46)	(47)	(171)	(195)
Operating income	278	609	2,441	1,390
Net realized investment gains	26	9	32	36
Net income	$304	$618	$2,473	$1,426

Reconciliation of Net Income per Diluted Share Excluding the Impact of Catastrophes to Net Income per Diluted Share(1)

Three Months
Ended
December 31, 2012

Net income per diluted share, excluding the impact of catastrophes	$2.56

Impact of catastrophes	(1.78)

Net income per diluted share	$0.78

(1)   Includes the effect of allocating a portion of earnings to participating share based awards in the per share computation

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees and other to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2012	2011	2012	2011

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,167	$3,617	$14,676	$16,276
Less:
Policyholder dividends	12	15	46	44
Allocated fee income	38	28	124	133
Loss ratio numerator	$4,117	$3,574	$14,506	$16,099

Underwriting expense ratio
Amortization of deferred acquisition costs	$977	$976	$3,910	$3,876
General and administrative expenses (G&A)	929	906	3,610	3,556
Less:
G&A included in Interest Expense and Other	6	6	23	56
Allocated fee income	52	41	199	163
Billing and policy fees and other	22	25	98	102
Expense ratio numerator	$1,826	$1,810	$7,200	$7,111

Earned premium	$5,639	$5,611	$22,357	$22,090

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	73.0%	63.7%	64.9%	72.9%
Underwriting expense ratio	32.4%	32.2%	32.2%	32.2%
Combined ratio	105.4%	95.9%	97.1%	105.1%

(1)         For purposes of computing GAAP ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Personal Insurance
GAAP combined ratio excluding incremental impact of direct to consumer initiative	113.1%	97.4%	99.6%	111.1%
Incremental impact of direct to consumer initiative	2.1%	2.4%	2.3%	2.5%
GAAP combined ratio	115.2%	99.8%	101.9%	113.6%

Consolidated
GAAP combined ratio excluding incremental impact of direct to consumer initiative	104.6%	95.1%	96.3%	104.2%
Incremental impact of direct to consumer initiative	0.8%	0.8%	0.8%	0.9%
GAAP combined ratio	105.4%	95.9%	97.1%	105.1%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the Financial, Professional & International (FP&II) segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2012	2011	Change	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$290	$278	4%	$1,069	$1,149	(7)%
Impact of changes in foreign exchange rates	4			(12)
Net written premiums	$294	$278	6%	$1,057	$1,149	(8)%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2012	2011	Change	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$804	$791	2%	$2,993	$3,102	(4)%
Impact of changes in foreign exchange rates	4			(12)
Net written premiums	$808	$791	2%	$2,981	$3,102	(4)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2012	2011

Tangible shareholders’ equity	$18,604	$17,856
Goodwill	3,365	3,365
Other intangible assets	381	433
Less: Impact of deferred tax on other intangible assets	(48)	(48)
Adjusted shareholders’ equity	22,302	21,606
Net unrealized investment gains, net of tax	3,103	2,871
Shareholders’ equity	$25,405	$24,477

Common shares outstanding	377.4	392.8

Tangible book value per share	$49.29	$45.46
Adjusted book value per share	59.09	55.01
Book value per share	67.31	62.32

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	December 31,	December 31,
($ in millions)	2012	2011

Debt	$6,350	$6,605
Shareholders’ equity	25,405	24,477
Total capitalization	31,755	31,082
Net unrealized investment gains, net of tax	3,103	2,871
Total capitalization excluding net unrealized gain on investments, net of tax	$28,652	$28,211

Debt-to-capital ratio	20.0%	21.3%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.2%	23.4%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844, or	860.277.0779
	Andrew Hersom
	860.277.0902